EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

Navitrak International Corporation

Halifax, Canada

We hereby consent to the use in the Prospectus constituting a part of this SB-2 Registration Statement of our report dated February 11, 2005 relating to the consolidated financial statements of Navitrak International Corporation (the predecessor company), which is contained in that Prospectus. Our reports contain an explanatory paragraph regarding the ability of the predecessor company to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Dunwoody LLP -------------------------------------- Chartered Accountants

Vancouver, Canada

December 30, 2005